FARADAY FUTURE REPORTS FINANCIAL
RESULTS FOR FIRST QUARTER 2022

– Unveiled the First Production-Intent FF 91 –
– Signed Contract Manufacturing Agreement with Myoung Shin –
– Completed Additional Investigation Work of the Special Committee –
– Announced 401 Preorders as of March 31, 2022 –

Los Angeles, CA (May 23, 2022) - Faraday Future Intelligent Electric Inc. (NASDAQ: FFIE) ("FF”, “Faraday Future”, or “the Company"), a California-based global shared intelligent electric mobility ecosystem company, today announced financial results for its first quarter ended March 31, 2022.

“We continued to make progress during the first quarter at our Hanford manufacturing plant, where mechanical systems and equipment installation is underway in preparation for FF 91 production,” said Dr. Carsten Breitfeld, Global CEO of Faraday Future. “The signing of our manufacturing agreement with Myoung Shin has put our high-volume program for FF 81 production on track with an attractive, capital-efficient strategy in an ideal global manufacturing location.”

Dr. Breitfeld continued, “During the first quarter of 2022, we also secured our dealer license from the State of California, allowing us to sell our cars online nationally. We remain confident that Faraday Future will redefine the state-of-the-art in intelligent, electrified mobility when we launch the FF 91 in the third quarter of 2022.”

KEY COMPANY HIGHLIGHTS DURING FIRST QUARTER 2022
Faraday Future accomplished several major milestones and made a number of organizational changes during the first quarter. The Company continues to make progress toward the launch of the FF 91 in the third quarter of 2022 and the realization of its long-term business plan, making the following announcements during the first quarter:
•Announced that Myoung Shin Co., Ltd., an automotive manufacturer headquartered in South Korea, has been contracted to manufacture Faraday Future’s second vehicle, the FF 81, with start of production ("SOP”) scheduled for 2024.
•Unveiled the first production-intent FF 91. This marks Faraday Future’s manufacturing Milestone #4, pre-production builds for final engineering validation and certification, now referred to as production-intent vehicles.
•Received dealer and distributor license from the State of California, allowing national online sales.
•Signed the lease for the Company’s flagship store in Beverly Hills, California, and confirmed the design firm for the store. The initial term of the lease is 126 months, with two five-year tenant extension options. Further, the Company announced the active search for a second flagship store in the U.S.
•Appointed Susan Swenson as Executive Chairperson and Jordan Vogel as Lead Independent Director of the Board of Directors. The Company’s Board of Directors consists of nine directors, five of whom are independent under applicable rules.
•Announced that Mathias Hofmann became the new Head of Global Supply Chain after the retirement of Benedikt Hartmann effective February 25, 2022. Mathias comes to Faraday Future after a nearly 30-year career with BMW, where he served as a Vice President with global responsibilities in purchasing and plant management. He has worked on four continents, including China, and was most recently Plant Director in Brazil. He has extensive experience in both plant operations and direct and indirect purchasing.
•Appointed Becky Roof as Interim Chief Financial Officer (CFO) and engaged an affiliate of AlixPartners to accelerate the implementation of Special Committee recommendations including, but not limited to financial controls and material weakness remediation. Ms. Roof is a seasoned financial executive who has served in an interim CFO capacity at numerous public and private companies.
•Completed the additional investigation work of the Special Committee and implemented additional remediation actions as recommended by the Special Committee. The findings and remediation actions are summarized in our

Form 10-K filed on May 13, 2022, with the Securities and Exchange Commission (the “SEC”), and available on our website.
•Announced 401 preorders as of March 31, 2022. Preorders are fully refundable, non-binding, paid deposits for the FF 91 Futurist Alliance Edition and/or the FF 91 Futurist vehicles available initially for sale to customers in the U.S. and China. FF 91 Futurist Alliance Edition preorders require a $5,000 deposit for customers in the US and an RMB 50,000 deposit for customers in China. FF 91 Futurist preorders require a $1,500 deposit for customers in the US and an RMB 20,000 deposit for customers in China.

SPECIAL COMMITTEE REVIEW
The Special Committee, made up of independent Board members, completed its previously announced review of past disclosures and allegations and submitted its findings and recommendations to the full Board. The Board accepted the findings, and implementation of remediation actions is well underway. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on May 13, 2022, for a robust discussion of the Special Committee review and related findings and remediation actions. The Company and Board members remain committed to holding the Company to the highest standards of ethics and conduct. This review and the changes that have been implemented strengthen the Company and position it for future success.

RESULTS FOR FIRST QUARTER 2022
Faraday Future reported an operating loss of approximately $149 million during the three months ended March 31, 2022, as compared to an operating loss of approximately $19 million for the three months ended March 31, 2021. The increase was primarily driven by an increase in engineering, design, and testing (“ED&T”) services as the Company re-engaged suppliers and made significant purchases for ED&T services to progress the development of the FF 91; a significant increase in headcount and employee-related expenses; and an increase in professional services primarily related to the Special Committee Investigation. Net loss increased to approximately $153 million during the three months ended March 31, 2022, as compared to an approximately $76 million net loss for the three months ended March 31, 2021. The significant increase in net loss in the first quarter of 2022 is primarily attributable to the loss from operations.
Turning to our balance sheet, total assets on March 31, 2022 were approximately $706 million, which include $276 million of cash. The decrease in cash from December 31, 2021, to March 31, 2022, was due in part to a scheduled $97 million note and accrued interest payment. Total liabilities were approximately $271 million, as compared to approximately $340 million in total liabilities as of December 31, 2021.
Since its inception, the Company has incurred cumulative losses from operations and negative cash flows from operating activities, and the Company’s accumulated deficit was approximately $3 billion as of March 31, 2022. The Company expects to continue to generate significant operating losses for the foreseeable future, as we continue to incur expenses before we generate meaningful revenue.

EARNINGS CONFERENCE CALL
Faraday Future management will host a conference call today, May 23, at 5:00pm Eastern time (2:00pm Pacific time). A question-and-answer session will follow management’s prepared remarks. Interested investors and other parties can listen to a webcast of the conference call by logging onto the Investor Relations section of the Company's website at https://investors.ff.com/. The conference call can be accessed live over the phone by dialing +1-877-451-6152 (domestic) or +1-201-389-0879 (international). A telephonic replay will be available approximately two hours after the call by dialing +1-844-512-2921, or for international callers, +1-412-317-6671. The pin number for the replay is 13730216. The replay will be available until 11:59 p.m. Eastern Time on June 6, 2022.

Customers can preorder an FF 91 via the FF Intelligent App or through our website (English): https://www.ff.com/us/preorder/ or (Chinese): https://www.ff.com/cn/preorder/

Download the new FF Intelligent App (English): https://apps.apple.com/us/app/id1454187098 or https://play.google.com/store/apps/details?id=com.faradayfuture.online, (Chinese): http://appdownload.ff.com

ABOUT FARADAY FUTURE
Faraday Future is a class-defining luxury electric vehicle company. The Company has pioneered numerous innovations relating to its products, technology, business model, and user ecosystem since its inception in 2014. Faraday Future aims to perpetually improve the way people move by creating a forward-thinking mobility ecosystem that integrates clean energy, AI, the Internet, and new usership models. Faraday Future’s first flagship product is the FF 91 Futurist.

FOLLOW FARADAY FUTURE:
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NO OFFER OR SOLICITATION
This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

FORWARD LOOKING STATEMENTS
This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements, and include (among others) statements regarding the expected timing of the launch of FF 91 and FF 81 vehicles and anticipated production capacity of the Company’s Hanford, California facility. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include the Company’s ability to remain in compliance with the listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”) and to continue to be listed on Nasdaq; the outcome of the SEC investigation relating to the matters that were the subject of the Special Committee investigation; the implementation of the Special Committee’s actions and related internal review by the Company; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the success of other competing manufacturers; the performance and security of the Company’s vehicles; potential litigation involving the Company; the result of future financing efforts and general economic and market conditions impacting demand for the Company’s products; and the ability of the Company to attract and retain employees. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Investors (English): ir@faradayfuture.com
Investors (Chinese): cn-ir@faradayfuture.com

John Schilling
Media: media@faradayfuture.com

Faraday Future Intelligent Electric Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021

Operating expenses
Research and development	$114,935	$6,721
Sales and marketing	6,186	1,682
General and administrative	27,880	10,993
Total operating expenses	149,001	19,396

Loss from operations	(149,001)	(19,396)
Change in fair value measurements	1,186	(26,917)
Interest expense	(3,746)	(19,174)
Related party interest expense	(622)	(9,752)
Other expense, net	(915)	(283)
Loss before income taxes	(153,098)	(75,522)
Income tax provision	—	(3)
Net loss	$(153,098)	$(75,525)

Per share information:
Net loss per Common Stock – Class A and Class B – basic and diluted	$(0.48)	$(0.48)
Weighted average Common shares outstanding – Class A and Class B – basic and diluted	322,211,392	158,088,382

Total comprehensive loss:
Net loss	$(153,098)	$(75,525)
Change in foreign currency translation adjustment	(564)	508
Total comprehensive loss	$(153,662)	$(75,017)

Faraday Future Intelligent Electric Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	March 31, 2022	December 31, 2021

Assets
Current assets
Cash	$276,374	$505,091
Restricted cash	1,012	25,386
Deposits	55,639	63,370
Other current assets	8,608	13,410
Total current assets	341,633	607,257
Property and equipment, net	338,877	293,135
Right of use assets	18,701	—
Other non-current assets	6,853	7,040
Total assets	$706,064	$907,432
Liabilities, commitment to issue Class A Common Stock and stockholders’ equity
Current liabilities
Accounts payable	$45,400	$37,773
Accrued expenses and other current liabilities	86,766	90,512
Related party accrued interest	12,222	11,231
Accrued interest	1,493	8,263
Operating lease liabilities, current portion	2,113	—
Finance lease liabilities, current portion	2,287	—
Related party notes payable	13,636	13,655
Notes payable, current portion	78,865	132,372
Total current liabilities	242,782	293,806
Operating lease liabilities, less current portion	16,885	—
Finance lease liabilities, less current portion	7,390	7,570
Other liabilities, less current portion	3,785	3,720
Notes payable, less current portion	—	34,682
Total liabilities	270,842	339,778
Commitments and contingencies (Note 11)
Commitment to issue Class A Common Stock	32,900	—
Stockholders’ equity
Class A Common Stock, $0.0001 par value; 750,000,000 shares authorized; 238,197,018 and 168,693,323 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	24	17
Class B Common Stock, $0.0001 par value; 75,000,000 shares authorized; 64,000,588 shares and no shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	6	—
Additional paid-in capital	3,487,415	3,482,226
Accumulated other comprehensive loss	(7,509)	(6,945)
Accumulated deficit	(3,077,614)	(2,907,644)
Total stockholders’ equity	402,322	567,654
Total liabilities, commitment to issue Class A Common Stock and stockholders’ equity	$706,064	$907,432

Faraday Future Intelligent Electric Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(153,098)	$(75,525)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	4,853	988
Stock-based compensation	3,347	2,520
Loss on disposal of property and equipment	—	647
Change in fair value measurements	(1,186)	26,917
Loss (gain) on foreign exchange	894	(831)
Non-cash interest expense	2,319	25,131
Loss on extinguishment of related party notes payable, notes payable and vendor payables in trust, net	—	1,309
Other	108	—
Changes in operating assets and liabilities
Deposits	6,840	(1,025)
Other current and other non-current assets	2,095	(480)
Accounts payable	5,747	(635)
Accrued expenses and other current liabilities	14,527	665
Operating lease liabilities	(882)	—
Accrued interest expense	(7,928)	—
Net cash used in operating activities	(122,364)	(20,319)
Cash flows from investing activities
Payments for property and equipment	(44,398)	(711)
Net cash used in investing activities	(44,398)	(711)
Cash flows from financing activities
Proceeds from related party notes payable	—	200
Proceeds from notes payable, net of original issuance discount	—	76,140
Payments of related party notes payable	—	(1,528)
Payments of notes payable, including Payment Premium	(87,065)	(3,355)
Payments of finance lease obligations	(466)	(1,110)
Proceeds from exercise of stock options	1,855	2,650
Net cash (used in) provided by financing activities	(85,676)	72,997
Effect of exchange rate changes on cash and restricted cash	(653)	(548)
Net (decrease) increase in cash and restricted cash	(253,091)	51,419
Cash and restricted cash, beginning of period	530,477	1,827
Cash and restricted cash, end of period	$277,386	$53,246

Faraday Future Intelligent Electric Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

The following table provides a reconciliation of cash and restricted cash reported within the Condensed Consolidated Balance Sheets that aggregate to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows:

	Three Months Ended March 31,
	2022	2021
Cash	$505,091	$1,124
Restricted cash	25,386	703
Total cash and restricted cash, beginning of period	$530,477	$1,827

Cash	$276,374	$47,525
Restricted cash	1,012	5,721
Total cash and restricted cash, end of period	$277,386	$53,246

Supplemental disclosure of noncash investing and financing activities
Recognition of operating right of use assets and lease liabilities for new leases	$8,206	$—
Additions of property and equipment included in accounts payable and accrued expenses	1,881	—
Conversion of The9 Conditional Obligation to equity	—	2,863

Supplemental disclosure of cash flow information
Cash paid for interest	$10,040	$772